Exhibit 4.42

SHARES TRANSFER AGREEMENT

With Respect To

CHINACACHE XIN RUN TECHNOLOGY (BEIJING) CO., LTD.

By And Among

Shanghai Qiao Yong Equity Investment Fund Management Co., Ltd.

Tianjin Shuishan Technology Co., Ltd.

ChinaCache Networks (Hong Kong) Limited

Tianjin Dingsheng Zhida Technology Co., Ltd.

And

ChinaCache Xin Run Technology (Beijing) Co., Ltd.

March 5th, 2017

Beijing, China

Shares Transfer Agreement

The Shares Transfer Agreement with respect to ChinaCache Xin Run Technology (Beijing) Co., Ltd. (this “Agreement”) is executed and entered into by and among the following parties on March 5, 2017 in Beijing, the People’s Republic of China (“China”, solely for the purposes of the Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan):

(1)                                 Shanghai Qiao Yong Equity Investment Fund Management Co., Ltd. (“Shanghai Qiaoyong”), a limited liability company duly established and validly existing in accordance with the Chinese law, with its registered address at Room 526, Floor 5, Building 2, No. 18 Taigu Road, China (Shanghai) Pilot Free Trade Zone;

(2)                                 Tianjin Shuishan Technology Co., Ltd. (“Tianjin Shuishan”), a limited liability company duly established and validly existing in accordance with the Chinese law, with its registered address at Room 1014, Comprehensive Office Building, Jingjin E-commerce Industrial Park, Wuqing District, Tianjin;

(3)                                 Tianjin Dingsheng Zhida Technology Co., Ltd. (“Tianjin Dingsheng”), a limited liability company duly established and validly existing in accordance with the Chinese law, with its registered address at Room 1183, Comprehensive Office Building, Jingjin E-commerce Industrial Park, Wuqing District, Tianjin;

(Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng are hereinafter collectively referred to as the “Transferees”, while as far as Tianjin Shuishan  is concerned, any reference to the “Transferee” is only specific to Tianjin Shuishan Transfer Price (as hereinafter defined) paid by it in accordance with the Agreement and Tianjin Shuishan Target Shares (as hereinafter defined))

(4)                                 ChinaCache Networks (Hong Kong) Limited (hereinafter referred to as the “Transferor” or “ChinaCache HK”), a company duly established and validly existing in accordance with the laws of Hong Kong Special Administrative Region, with its legal address at Rm. 3905, Two Exchange Square, 8 Connaught Place, Central, Hong Kong; and

(5)                                 ChinaCache Xin Run Technology (Beijing) Co., Ltd. (the “Target Company”), a Sino-foreign joint venture limited liability company duly established and validly existing in accordance with the Chinese law, with its registered address at Building 1 and Building 2, No. 1 ZhuYuan 4th Street, Shunyi District, Beijing (Floor 3, Building 1, Beijing Tianzhu Free Trade Zone).

Shanghai Qiaoyong, Tianjin Shuishan , Tianjin Dingsheng, ChinaCache HK and the Target Company are hereinafter collectively referred to as the “Parties” and each individually referred to as a “Party”.

WHEREAS,

(1)             On the date of signing the Agreement, the registered capital of the Target Company is US$20,202,000, with ChinaCache HK and Tianjin Shuishan as its legitimate shareholders. ChinaCache HK holds 99% shares of the Target Company, and Tianjin Shuishan holds 1% shares of the Target Company. In total, ChinaCache HK and Tianjin Shuishan hold 100% shares of the Target Company legitimately;

(2)             Due to the actual needs of the business operation and development of the Target Company, ChinaCache HK intends to transfer 79.00% shares of the Target Company (the “Target Shares”, representing US$15,959,580 registered capital of the Target Company) in aggregate to the Transferees in accordance with the terms and conditions of the Agreement; and

(3)             The Transferees intend to accept the respective Target Shares transferred by ChinaCache HK in accordance with the terms and provisions of the Agreement.

IN WITNESS WHEREOF, the Parties, through friendly consultations, have reached the following terms with respect to the transfer of the Target Shares by the Transferor to the Transferees:

1.                            Definitions

1.1                     Unless otherwise required by the context herein, the following terms shall have the following meanings:

(1)                               Target Company or Company: means ChinaCache Xin Run Technology (Beijing) Co., Ltd. The basic information of the Company on the date of signing the Agreement is shown in Annex I attached hereto.

(2)                               Affiliated Companies: mean ChinaCache Xin Run Technology (Beijing) Co., Ltd. Tianjin Branch as well as Beijing Shouming Technology Co., Ltd., Beijing Shuoge Technology Co., Ltd. and Beijing Zhao Du Technology Co., Ltd. which are wholly owned by the Target Company. The basic information of the Affiliated Companies on the date of signing the Agreement is shown in Annex I attached hereto.

(3)                               Shanghai Qiaoyong: means Shanghai Qiao Yong Equity Investment Fund Management Co., Ltd.

(4)                               Transferees: mean Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng, while as far as Tianjin Shuishan is concerned, any reference to the “Transferee” is only specific to Tianjin Shuishan Transfer Price (as hereinafter defined) paid by it in accordance with the Agreement and Tianjin Shuishan Target Shares (as hereinafter defined).

(5)                               ChinaCache HK: means ChinaCache Networks (Hong Kong) Limited.

(6)                               Tianjin Shuishan : means Tianjin Shuishan Technology Co., Ltd.

(7)                               Tianjin Dingsheng: means Tianjin Dingsheng Zhida Technology Co., Ltd.

(8)                               Working Day: means a  statutory working day in China, i.e., a calendar day other than any rest day and statutory holiday.

(9)                               Shares Transfer: means (1) the transfer of 26.33% shares of the Target Company from the Transferor to Shanghai Qiaoyong (“Shanghai Qiaoyong Target Shares”, representing US$ 5,319,186.60 registered capital), in consideration of the shares transfer price of RMB 73,724,000 Yuan payable by Shanghai Qiaoyong (“Shanghai Qiaoyong Transfer Price”); (2) the transfer of 47.67% shares of the Target Company from the Transferor to Tianjin Shuishan (“Tianjin Shuishan Target Shares”, representing US$ 9,630,293.40 registered capital), in consideration of the shares transfer price of RMB 133,476,000 Yuan payable by Tianjin Shuishan  (“Tianjin Shuishan Transfer Price”); and (3) the transfer of 5% shares of the Target Company from the Transferor to Tianjin Dingsheng (“Tianjin Dingsheng Target Shares”, representing US$ 1,010,100.00 registered capital), in consideration of the shares transfer price of RMB 14,000,000 Yuan payable by Tianjin Dingsheng (“Tianjin Dingsheng Transfer Price”).

(10)                        Transfer Prices: mean Shanghai Qiaoyong Transfer Price, Tianjin Shuishan  Transfer Price and/or Tianjin Dingsheng Transfer Price.

(11)                        Day: means a calendar day.

(12)                        Year: means a full calendar year.

(13)                          Conditions Precedent: mean the conditions precedent listed in Clause 3.1 of the Agreement subject to which the Transferees shall pay the Transfer Prices to the Transferor in accordance with the Agreement. In other words, unless and until all these conditions precedent have been fulfilled or waived in writing by Shanghai Qiaoyong (with respect to the Conditions Precedent other than those listed in Clause 3.1(8)) or by Tianjin Shuishan (only with respect to the Conditions Precedent listed in Clause 3.1(8)), the Transferees are not obliged to actually pay the Transfer Prices to the Transferor.

(14)                        MOFCOM: means the Ministry of Commence of the People’s Republic of China or its authorized local department, commission and other relevant authority managing establishment and changes of foreign-invested enterprises.

(15)                        AIC: means the State Administration for Industry & Commerce of the People’s Republic of China or its authorized local bureau or market supervision and management bureau.

(16)                        Qualified IPO: means the initial public offering and listing or back-door listing of the shares of the Target Company on a domestic nationwide or internationally recognized stock exchange (including without limitation the main board, the growth enterprises board and the small and medium-sized enterprises board) after restructuring in accordance with the Chinese laws and regulations.

(17)                        Financial Statements: mean the financial statements of the Target Company with the base date of September 30th, 2016.

(18)                        Representations and Warranties: mean the representations and warranties made by the Target Company and ChinaCache HK in Clause 4 and Annex II of the Agreement.

(19)                        Closing Date: means the fifth (5th) Working Day after the date when all Conditions Precedent for the Shares Transfer have been fulfilled or waived in writing by Shanghai Qiaoyong (with respect to the Conditions Precedent other than those listed in Clause 3.1(8)) or by Tianjin Shuishan (only with respect to the Conditions Precedent listed in Clause 3.1(8)).

(20)                        Agreement on the Convertible Loan: means the Agreement on the Convertible Loan of Tianjin Shuishan Technology Co., Ltd. concluded and signed by and among Shanghai Qiaoyong, Tianjin Shuishan, WANG Song and KOU Xiaohong on the date of signing the Agreement.

(21)                        Affiliate: means, with respect to an enterprise or a legal person, any person that (1) directly or indirectly controls, (2) is directly or indirectly controlled by, or (3) is under direct or indirect common control with, such enterprise or legal person, through ownership of shares, equity or any other arrangement; and with respect to a natural person, his or her closely related family members (more specifically, including his or her spouse, parents and the spouse’s parents, brothers and sisters and their spouses, children at or over the age of 18 and their spouses, the spouse’s brothers and sisters and the parents of the children’s spouses), or any enterprise or company directly or indirectly controlled by such natural person or the aforesaid closely-related family members or in which such natural person or the aforesaid closely-related family members serve as a director, supervisor or senior manager.

(22)                        ChinaCache: means ChinaCache International Holdings Ltd., a company listed on the NASDAQ Stock Exchange (NASDAQ: CCIH).

(23)                        Control: means the ownership of more than 50% shares or equities of an enterprise or any other entity, or the possession of the power to appoint or direct the management of such enterprise or entity, or the possession of the power to designate or elect a majority of the directors, or the possession of the power to decide the finance and operation policies of such enterprise or entity, and the capacity to benefit from the business activities of such enterprise and entity accordingly.

(24)                        Encumbrance: means any security interest of whatsoever nature, including but not limited to any mortgage, hypothecation, pledge, lien, collateral assignment or any other encumbrance.

(25)                        Main Business: means the data center server co-location business and value-added services (such as customized transformation and equipment lease etc.).

1.2                     In the Agreement, unless otherwise stipulated in the context:

(1)                               Any reference to any document (including the Agreement) shall be construed so as to include any amendment, assembly, supplement, replacement or substitute made to such document from time to time;

(2)                               Any reference to the Agreement shall include the Agreement and its annexes;

(3)                               Any reference to a term and annex shall refer to the corresponding term and annex of the Agreement;

(4)                               Any reference to any party to the Agreement shall include its successors;

(5)                               Any reference to law shall be construed so as to include any constitutional prescription, law, administrative regulation, local decrees, rule and normative documents promulgated by the competent government authorities; and

(6)                               Unless a contrary indication appears, any reference of time shall be construed to be Beijing Time.

2.                            SHARES TRANSFER

2.1                    The Parties agree that: (1) the Transferor agrees to transfer Shanghai Qiaoyong Target Shares to Shanghai Qiaoyong in consideration of Shanghai Qiaoyong Transfer Price in accordance with the terms and conditions of the Agreement, and Shanghai Qiaoyong agrees to accept Shanghai Qiaoyong Target Shares in accordance with the terms and conditions of the Agreement; (2) the Transferor agrees to transfer Tianjin Shuishan Target Shares to Tianjin Shuishan in consideration of Tianjin Shuishan Transfer Price in accordance with the terms and conditions of the Agreement, and Tianjin Shuishan agrees to accept Tianjin Shuishan Target Shares in accordance with the terms and conditions of the Agreement; and (3) the Transferor agrees to transfer Tianjin Dingsheng Target Shares to Tianjin Dingsheng in consideration of Tianjin Dingsheng Transfer Price in accordance with the terms and conditions of the Agreement, and Tianjin Dingsheng agrees to accept Tianjin Dingsheng Target Shares in accordance with the terms and conditions of the Agreement.

2.2                     After the completion of the Shares Transfer, the registered capital of the Target Company shall remain unchanged, i.e., US$ 20,202,000.

2.3                     After the completion of the Shares Transfer, the investment amounts in the registered capital of the Company, the ratios of investments and the forms of investment of each shareholder are shown as follows:

Serial No.	Shareholder Name	Subscribed Capital Contribution (US$)	Paid-in Capital (US$)	Form of Investment	Ratio of Investment
1.	ChinaCache HK	4,040,400.00	4,040,400.00	Cash	20.00%
2.	Tianjin Shuishan	9,832,313.40	9,832,313.40	Cash	48.67%
3.	Shanghai Qiaoyong	5,319,186.60	5,319,186.60	Cash	26.33%
4.	Tianjin Dingsheng	1,010,100.00	1,010,100.00	Cash	5.00%
	Total	20,202,000.00	20,202,000.00	—	100.00%

2.4                     The Parties confirm that, as of the Closing Date, the undistributed profit of the Target Company prior to the Shares Transfer shall be shared by the shareholders in proportion to the paid-in registered capital held by them respectively after the completion of the Shares Transfer.

2.5                     As of the Closing Date, the Transferees become official shareholders of the Target Company, enjoying the shareholder’s rights and assuming the shareholder’s obligations in accordance with the Agreement and the Articles of Association of the Target Company, and possessing the special rights stipulated in Clause 5 of the Agreement.

3.                            Conditions Precedent

3.1                    On the fifth (5th) Working Day after the date when all of the following Conditions Precedent for the Shares Transfer have been fulfilled or waived in writing by Shanghai Qiaoyong (with respect to the Conditions Precedent other than those listed in Clause 3.1(8)) or by Tianjin Shuishan (only with respect to the Conditions Precedent listed in Clause 3.1(8)) (the “Closing Date”) , the Transferees shall pay their part of the Transfer Prices to the bank account designated by the Transferor (the “Designated Account”) respectively:

(1)                               The Representations and Warranties made by the Target Company and ChinaCache HK in accordance with the Agreement shall remain true, accurate, complete and not misleading in all material aspects immediately prior to the Closing Date;

(2)                               The Target Company has made a board resolution by legal procedures, approving:

a)             the Shares Transfer and all the terms of the Agreement;

b)             the execution of the joint venture contract and the articles of association by each shareholder after the Shares Transfer; and

c)              the director candidates for the Target Company nominated by each Party in accordance with Clause 8 of the Agreement, such approval shall become effective as of the Closing Date.

(3)                               Tianjin Shuishan has given up the right of first refusal in writing with respect to the part of the Target Shares not purchased by it in the Shares Transfer;

(4)                               ChinaCache has completed all procedures involved in the Shares Transfer in accordance with the articles of association and other internal documents, the laws of the places where it is registered and listed, as well as the regulations of the exchange, and obtained effective consents by voting with respect to the Shares Transfer from the competent internal corporate authority, including but not limited to the consent by voting from the board of directors, the consent by voting from the board committees and the consent by voting from the shareholders’ meeting (if required), and released public announcement;

(5)                               The Target Company has provided Shanghai Qiaoyong with the Agreement on Confidentiality, Non-competition and Ownership of Intellectual Properties (see Annex V) concluded and signed by and between the key personnel listed in Annex IV and the Target Company;

(6)                               During the period from the date of signing the Agreement to the Closing Date, there is no material adverse change in the business operation, assets, finance, management, legal status and law and policy environment of the Target Company;

(7)                               The decrease of capital by KPIW (Beijing) Investment Fund Co., Ltd., the investor in the previous round of investment in the Target Company has already been completed, and the Target Company has already provided Shanghai Qiaoyong with its new business license after the aforesaid decrease of capital;

(8)                               Shanghai Qiaoyong has duly concluded and signed the Agreement on the Convertible Loan and necessary supplementary documents with Tianjin Shuishan , WANG Song and KOU Xiaohong in respect of providing Tianjin Shuishan with a loan of RMB 161,175,956 Yuan, and Shanghai Qiaoyong has actually provided the loan in full; Shanghai Qiaoyong has duly concluded and signed a pledge contract with WANG Song, KOU Xiaohong and Tianjin Shuishan respectively (which provides that: (a) WANG Song shall provide pledge guarantee for the loan under the Agreement on the Convertible Loan with 75% shares of Tianjin Shuishan held by him; (b) KOU Xiaohong shall provide pledge guarantee for the loan under the Agreement on the Convertible Loan with 25% shares of Tianjin Shuishan held by him; and (c) Tianjin Shuishan shall provide pledge guarantee for the loan under the Agreement on the Convertible Loan with 48.67% shares of the Target Company to be held by it in aggregate after the closing);

(9)                               The information on occupying the funds of the Target Company by its Affiliates has been disclosed accurately;

(10)                        The Parties have concluded and signed the joint venture contract and the articles of association of the Target Company; and

(11)                        The Target Company and ChinaCache HK have issued a confirmation letter to Shanghai Qiaoyong confirming that all Conditions Precedent listed in Clause 3.1(1)-Clause 3.1(11) (excluding Clause 3.1(8)) have been fulfilled.

3.2                    The Parties agree that, the Transferees shall not be obliged to pay any Transfer Price to the Transferor until all Conditions Precedent listed in Clause 3.1 of the Agreement have been fulfilled or waived in writing by Shanghai Qiaoyong or Tianjin Shuishan (as the case may be). The obligation of Tianjin Shuishan and Tianjin Dingsheng to make actual payment of the Transfer Prices shall be subject to the premise that Shanghai Qiaoyong has actually paid the loan principal (as defined in the Agreement on the Convertible Loan) to Tianjin Shuishan in full amount. Otherwise, neither Tianjin Shuishan nor Tianjin Dingsheng shall be required to assume any liability for breach of contract.

3.3       The Parties undertake that, as of the date when the Agreement becomes effective, they will in good faith try their best to accomplish and fulfill the Conditions Precedent as stipulated in Clause 3.1 above, thus to facilitate the Parties to complete the Shares Transfer in accordance with the provisions of the Agreement as soon as possible. However, if within fifteen (15) days after the Agreement is signed, the Conditions Precedent have not been fulfilled completely, and any Condition Precedent fails to be fulfilled due to any cause attributable to a Party other than Shanghai Qiaoyong, the Party shall assume the liabilities for breach of contract and Shanghai Qiaoyong shall be entitled to terminate the Agreement unilaterally; if any Condition Precedent fails to be fulfilled due to any cause attributable to Shanghai Qiaoyong, Shanghai Qiaoyong shall assume the liabilities for breach of contract and the Parties other than Shanghai Qiaoyong shall be entitled to terminate the Agreement unilaterally; and if any Condition Precedent fails to be fulfilled due to causes attributable to multiple Parties (including Shanghai Qiaoyong), the Parties shall determine whether to terminate the Agreement through mutual consultations.

3.4       The Target Company shall, within three (3) Working Days after the Closing Date, record the percentages of shares in the Target Company held by the Parties after the Shares Transfer on the register of shareholders of the Target Company, issue capital contribution certificates affixed with the common seal of the Target Company and signed by the legal representative of the Target Company to Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng respectively, and accomplish the formalities of change registration at the competent AIC and filing of change at the competent MOFCOM with respect to the Shares Transfer as soon as possible.

3.5       Tianjin Shuishan shall ensure that: WANG Song and KOU Xiaohong shall accomplish the pledge registration of the Tianjin Shuishan shares held by them respectively under the pledge contracts after Shanghai Qiaoyong have paid the loan payable under the Agreement on the Convertible Loan in full amount to the specified account designated by the debit bank, after the date of signing the Agreement on the Convertible Loan but before the Closing Date; and accomplish the pledge registration of the shares of the Target Company held by Tianjin Shuishan within thirty (30) days after the offshore account designated by ChinaCache HK actually receives Shanghai Qiaoyong Transfer Price and Tianjin Shuishan actually receives the loan principal in full amount.

4.                            REPRESENTATIONS AND WARRANTIES

4.1       The Target Company and ChinaCache HK shall make the following Representations and Warranties jointly for the benefits of Shanghai Qiaoyong (regardless of whether the Parties have any other agreement (including but not limited to the Agreement on Termination of the Original Transaction Documents with respect to ChinaCache Xin Run jointly concluded and signed by and among the Parties, KPIW (Beijing) Investment Fund Co., Ltd. and Consolidated Capital Holdings Ltd.), the liabilities of the Target Company and ChinaCache HK under Clause 4.1 shall not exceed the amount of Shanghai Qiaoyong Transfer Price) .the Target Company and ChinaCache HK shall ensure that ChinaCache will sign a confirmation letter, in which ChinaCache shall undertake to provide joint and several liability guarantee for the obligations of ChinaCache HK under Clause 4.1:

(1)                               The Representations and Warranties made by the Target Company and ChinaCache HK in Clause 4 and Annex II are true, accurate and complete in all material aspects within the period from the date of signing the Agreement to the Closing Date, without any false, misleading statement or major omission in all material aspects. The Target Company and ChinaCache HK have fully and reasonably disclosed the exceptions to the Representations and Warranties in the disclosure letter acceptable by the Target Company, ChinaCache HK and Shanghai Qiaoyong. With respect to the content disclosed in the disclosure letter, neither the Target Company nor ChinaCache HK shall be required to assume any liability for breach of the Representations and Warranties;

(2)                               The data and information on the operation, finance, legal status, assets and debts (including contingent debts) of the Target Company have been fully disclosed to the Transferees. The Target Company and ChinaCache HK hereby acknowledge that, Shanghai Qiaoyong is entering into and performing the Agreement in reliance on the authenticity, completeness and accuracy of the representations and warranties made and information disclosed by the Target Company and ChinaCache HK in the Agreement;

(3)                               The Target Company and ChinaCache HK promise that prior to the Closing, they will not take or allow or cause to be done any act or omission which may render the Representations and Warranties to be violated or to be proven inaccurate or misleading in accordance with the circumstances at closing (other than those required merely for the implementation of the Agreement);

(4)                               The authorized representatives signing the Agreement on behalf of the Target Company or ChinaCache HK have obtained adequate authorization from the Target Company or ChinaCache HK and have the right to sign the Agreement on behalf of the Target Company or ChinaCache HK. The acts taken by such authorized representatives shall represent and bind the Target Company or ChinaCache HK;

(5)                               ChinaCache has completed all procedures involved in the Shares Transfer in accordance with the articles of association and other internal documents, the laws of the places where it is registered and listed, as well as the regulations of the exchange, and obtained effective consents by voting with respect to the Shares Transfer from the competent internal corporate authority, including but not limited to the consent by voting from the board of directors, the consent by voting from the board committees and the consent by voting from the shareholders’ meeting (if required), and released public announcement; and

(6)                               Each Representation and Warranty shall be mutually independent. Unless otherwise stipulated expressly, explanations on a certain Warranty shall not affect the validity of any other Warranty.

For avoidance of any doubt, the Parties hereby confirm that, if any failure of the Target Company and ChinaCache HK to fully disclose the items of assets and liabilities before signing the Agreement (i.e., failure to disclose in the unaudited balance sheet as of September 30th, 2016 or the disclosure letter or to disclose to Shanghai Qiaoyong in any other written form) results in the decrease in value of the Target Company’s net assets exceeding RMB10 million (including RMB10 million), or the contingent liability of the Target Company existing but not disclosed as of September 30th, 2016 exceeding RMB56 million (including RMB56 million; if the Target Company suffers any loss due to any change in the contents specified in or any matter uncovered by the High-Voltage Power Supply Contract concluded and signed by and between the Target Company and State Grid Beijing Electric Power Company, such loss shall be included in the contingent liability), the part of decrease in value of the net assets in excess of the aforesaid upper limit and the part of contingent liability in excess of the aforesaid upper limit shall be assumed by the Target Company and ChinaCache HK (but the liabilities assumed by the Target Company and ChinaCache HK shall not exceed the amount of Shanghai Qiaoyong Transfer Price); with respect to the decrease in value of the net assets below the aforesaid upper limit and the contingent liability below the aforesaid upper limit, the Target Company and ChinaCache HK shall not be required to assume any liability for compensation or indemnity; subject to the aforesaid provisions, if the Target Company assumes and pays off the aforesaid debts in advance, which causes a loss to the Target Company, ChinaCache HK shall, within five (5) Working Days after the Target Company actually suffers the loss, make compensations in full amount to the Target Company. ChinaCache HK shall use the dividends obtained from the Target Company or the funds raised by other legitimate channels to perform its indemnification obligations.

4.2                     The Transferees hereby severally but not jointly make the following representations and warranties for the benefits of the Target Company and ChinaCache HK:

(1)                               The Transferee has full legal capacity and capacity for conduct to carry out the Shares Transfer in its own name according to law;

(2)                               The execution and performance of the Agreement by the Transferee will not conflict with or violate any judgment, award, contract, agreement or any other document binding upon it;

(3)                               The execution of the Agreement and performance of its obligations under the Agreement by the Transferee will not violate any applicable law, regulation or government order applicable to it;

(4)                               The Transferee will provide assistance in dealing with the approval procedures (if applicable) and/or registration or filing procedures which the Agreement may involve, including but not limited to provision of necessary documents and data;

(5)                               Shanghai Qiaoyong warrants that it has sufficient funds to complete the transaction and the sources of funding are legitimate, which will not have any adverse effect upon the Qualified IPO of the Target Company;

(6)                               Shanghai Qiaoyong warrants that its legal qualification complies with the provisions of the laws and regulations, and will not have any adverse effect upon the continuous effectiveness of the business operation and permitted qualifications of the Target Company or future acquisition by the Target Company of any new business operation, permission qualification and the Qualified IPO;

(7)                               Shanghai Qiaoyong may not directly or indirectly transfer the Shares of the Target Company held by it to any third party in competition with the Target Company (see Annex III hereto for the detailed list, which list shall be updated jointly by the Target Company and Shanghai Qiaoyong on December 31st each year) or its Affiliates, nor may Shanghai Qiaoyong impose any Encumbrance upon such shares, except that Shanghai Qiaoyong may transfer the shares to its Affiliates.

5.                            SPECIAL RIGHTS OF THE TRANSFEREES

5.1                     The Parties hereby agree that, as of the Closing Date, in addition to those stipulated elsewhere in the Agreement, the Transferees shall also enjoy the following rights in accordance with the following provisions:

(1)                               Right for Dividends

If the board of the Company have unanimously agreed and made a resolution to distribute dividends, Shanghai Qiaoyong, Tianjin Shuishan, Tianjin Dingsheng and ChinaCache HK have the right to obtain the dividends of the Target Company in proportion to the percentages of shares of the Company held by them respectively.

(2)                               Priority Right of Compensation in case of Liquidation

Unless otherwise agreed unanimously by the Transferees, if the Target Company sells all or material parts of its assets, or the Target Company undertakes any transaction such as acquisition, reorganization or merger etc. resulting in transfer of 50% or more than 50% of the existing voting rights, and/or the Target Company transfers all or substantially all of its exclusive and unchangeable intellectual properties to any third party, it shall be deemed to be a liquidation event, which thereby will result in liquidation payment.

If the Target Company encounters any liquidation or closure event etc., Shanghai Qiaoyong shall be entitled to obtain an amount equal to the part of Shanghai Qiaoyong Transfer Price corresponding to its Shanghai Qiaoyong Target Shares not yet transferred plus an annual return rate of 8% (simple interest rate, calculated for the period from the date when Shanghai Qiaoyong actually pays Shanghai Qiaoyong Transfer Price to the date when the liquidation funds are actually distributed) less the amount of dividends already paid to Shanghai Qiaoyong; Tianjin Shuishan shall be entitled to obtain an amount equal to the part of Tianjin Shuishan Transfer Price corresponding to its Tianjin Shuishan Target Shares not yet transferred plus an annual return rate of 8% (simple interest rate, calculated for the period from the date when Tianjin Shuishan actually pays Tianjin Shuishan Transfer Price to the date when the liquidation funds are actually distributed) less the amount of dividends already paid to Tianjin Shuishan; and Tianjin Dingsheng shall be entitled to obtain an amount equal to the part of Tianjin Dingsheng Transfer Price corresponding to its Tianjin Dingsheng Target Shares not yet transferred plus an annual return rate of 8% (simple interest rate, calculated for the period from the date when Tianjin Dingsheng actually pays Tianjin Dingsheng Transfer Price to the date when the liquidation funds are actually distributed) less the amount of dividends already paid to Tianjin Dingsheng. The right of compensation enjoyed by the Transferees shall take precedence over ChinaCache HK and Tianjin Shuishan (but only specific to the shares of the Target Company held by them before the Shares Transfer). Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng shall exercise their priority rights of compensation in case of liquidation in the same order and in proportion to Shanghai Qiaoyong Target Shares not yet transferred, Tianjin Shuishan Target Shares not yet transferred and Tianjin Dingsheng Target Shares not yet transferred at that time. After the priority rights of compensation in case of liquidation enjoyed by the Transferees respectively have been exercised, the residual properties of the Target Company shall be distributed to all shareholders of the Target Company in proportion to their respective percentages of shares.

The priority rights of compensation in case of liquidation enjoyed by the Transferees under this Clause shall terminate upon the application of the Target Company for the Qualified IPO.

(3)                               Right of Redemption

As of forty-eight (48) months after the Closing Date, if the Target Company fails to complete the Qualified IPO and Shanghai Qiaoyong is unable to find a third party through the Target Company to accept the shares of the Target Company to be transferred by Shanghai Qiaoyong or to sell all Shanghai Qiaoyong Target Shares held by it at that time through merger and acquisition of the Target Company, Shanghai Qiaoyong shall have the right to request and upon such request, ChinaCache HK and Tianjin Shuishan shall, within fifty-one (51) months after the Closing Date, redeem all or part of Shanghai Qiaoyong Target Shares held by Shanghai Qiaoyong that has not been transferred at that time. The price for redemption (the “Redemption Price”) shall be equal to the part of Shanghai Qiaoyong Transfer Price corresponding to its Shanghai Qiaoyong Target Shares not transferred at that time plus an annual return rate of 13% (simple interest rate, calculated for the period from the date when Shanghai Qiaoyong actually pays Shanghai Qiaoyong Transfer Price to the date when the Redemption Price is actually paid in full amount) less the amount of dividends already paid to Shanghai Qiaoyong; the redemption shall be realized by payment in cash.

When Shanghai Qiaoyong exercises the aforesaid right of redemption, the directors designated by other shareholders shall vote for the resolution at relevant board meetings to facilitate the realization of Shanghai Qiaoyong’s right.

The redemption right of Shanghai Qiaoyong under this Clause shall terminate upon the application of the Target Company for the Qualified IPO.

(4)                               Anti-dilution Clause

If the Target Company issues any security at a price lower than the Transfer Price paid by the Transferees in the Shares Transfer (the “Capital Increase at a Lower Price”, including warrants, options and convertible securities, but excluding the equities/shares granted to the employees, directors, consultants, experts and senior officers of the Target Company in accordance with the equity incentive plans approved by the board, and excluding the increased share capital converted by the Target Company in proportion to the percentages of shares held by the shareholders), the percentages of shares held by the Transferees in the Target Company shall be adjusted accordingly:

If any financing after the Shares Transfer triggers the anti-dilution clause, the percentages of Shanghai Qiaoyong Target Shares, Tianjin Shuishan Target Shares and/or Tianjin Dingsheng not transferred and held by Shanghai Qiaoyong, Tianjin Shuishan and/or Tianjin Dingsheng at that time shall be adjusted in accordance with the following formula:

P= A÷ XNew — C

In the formula,

P = the amount of the register capital newly issuable by the Target Company or transferable by ChinaCache HK

A = the parts of Shanghai Qiaoyong Transfer Price, Tianjin Shuishan Transfer Price or Tianjin Dingsheng Transfer Price corresponding to Shanghai Qiaoyong Target Shares, Tianjin Shuishan Target Shares or Tianjin Dingsheng Target Shares held by Shanghai Qiaoyong, Tianjin Shuishan or Tianjin Dingsheng immediately preceding the Capital Increase at a Lower Price

C = the amounts of the registered capital corresponding to Shanghai Qiaoyong Target Shares, Tianjin Shuishan Target Shares or Tianjin Dingsheng Target Shares held by Shanghai Qiaoyong, Tianjin Shuishan or Tianjin Dingsheng immediately preceding the Capital Increase at a Lower Price

XNew = X* (Z + N1) ÷ (Z + N2)

XNew represents the purchasing price for the shares after the adjustment

X represents the purchasing price for the shares before the adjustment

Z represents the aggregate of the registered capital of the Company immediately preceding the Capital Increase at a Lower Price plus the registered capital issuable upon the conversion of the convertible securities and the exercise of the outstanding options

N1 represents the amount of registered capital to be increased if such Capital Increase at a Lower Price had been realized at the price of X

N2 represents the amount of the registered capital actually increased in the Capital Increase at a Lower Price

Shanghai Qiaoyong, Tianjin Shuishan and/or Tianjin Dingsheng shall have the right to require the Target Company and ChinaCache HK to perform the aforesaid obligations in the form of written notice. The Target Company and ChinaCache HK shall complete the aforesaid shares adjustments within ninety (90) Days after the receipt of the notice (including but not limited to execution of the shares transfer agreement and accomplishment of the industrial and commercial registration and filings at the competent MOFCOM with respect to the shares transfer).

The anti-dilution rights enjoyed by the Transferees under the Clause shall terminate upon the application of the Target Company for the Qualified IPO.

(5)                               Right to Know and Audit

Within One Hundred and Twenty (120) Days after the end of each accounting year, the Transferees shall have the right to obtain from the Target Company the annual financial auditing report of the Target Company prepared by an accounting firm having the qualification to engage in securities business jointly selected by the Transferees and the Target Company (the “Auditor”) (including the income statement, the balance sheet and the cash flow statement).

The right to know and audit enjoyed by the Transferees under this Clause shall terminate upon the application of the Target Company for the Qualified IPO.

(6)                               Pre-emptive Right for Subscription

If the Target Company issues any new securities (excluding: (a) any employee option plan; (b) any shares issued due to share split, dividends and recapitalization; and (c) any shares issued due to the Qualified IPO or the acquisition of the shares of other companies), the Transferees may determine whether to exercise the pre-emptive right to subscribe for the newly issued securities on equal conditions within thirty (30) days after the receipt of the notice from the Target Company. Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng shall exercise the pre-emptive right under this Clause in the same order in proportion to Shanghai Qiaoyong Target Shares not transferred, Tianjin Shuishan Target Shares not transferred and Tianjin Dingsheng Target Shares not transferred at that time.

The pre-emptive right enjoyed by the Transferees under this Clause shall terminate upon the application of the Target Company for the Qualified IPO.

(7)                               Right of First Refusal

When ChinaCache HK intends to transfer all or part of the shares to any third party, the Transferees enjoy the right of first refusal on equal conditions. The conditions under which ChinaCache HK intends to transfer shares to any third party shall not be more favorable than the conditions under which it transfers the shares to the Transferees. The Transferees shall have the right to determine whether to exercise the right of first refusal to purchase the shares intended to be transferred by ChinaCache HK on equal conditions within thirty (30) days after the receipt of the notice. If two or more than two Transferees choose to exercise the right of first refusal, Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng shall exercise the right of first refusal under this Clause in the same order in proportion to Shanghai Qiaoyong Target Shares not transferred, Tianjin Shuishan Target Shares not transferred and Tianjin Dingsheng Target Shares not transferred at that time. If any of Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng chooses not to exercise the right of first refusal, the other two Parties may exercise the right of first refusal not exercised by such Party in proportion to the Target Shares not transferred and respectively held by the other two Parties at that time.

The right of first refusal enjoyed by the Transferees under this Clause shall terminate upon the application of the Target Company for the Qualified IPO.

(8)                               Co-sale Right

If ChinaCache HK intends to sell the shares of the Company held by it, Shanghai Qiaoyong, Tianjin Shuishan and/or Tianjin Dingsheng shall have the right to sell the Target Shares held by them respectively on the same terms and conditions; the number of shares in respect of which the co-sale right may be exercised by Shanghai Qiaoyong, Tianjin Shuishan and/or Tianjin Dingsheng shall be the product of the number of shares intended to be transferred by ChinaCache HK multiplied by the co-sale percentage of the Transferees below; the Co-sale Percentage of Shanghai Qiaoyong, Tianjin Shuishan or Tianjin Dingsheng = the Percentage of the Shares of the Company held by Shanghai Qiaoyong, Tianjin Shuishan or Tianjin Dingsheng at that time (in the formula, all Percentages of Shares refer to those corresponding to the paid-in registered capital) / (the Aggregate Percentage of the Shares of the Company held by the Transferees intending to exercise the co-sale right at that time + the Percentage of the Shares of the Company held by ChinaCache HK at that time). Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng shall exercise the co-sale right under this Clause in the same order in proportion to Shanghai Qiaoyong Target Shares not transferred, Tianjin Shuishan Target Shares not transferred and Tianjin Dingsheng Target Shares not transferred at that time. If any of Shanghai Qiaoyong, Tianjin Shuishan and Tianjin Dingsheng chooses not to exercise the co-sale right, the other two Parties may exercise the co-sale right not exercised by such Party in proportion to the Target Shares not transferred and respectively held by the other two Parties at that time.

The co-sale right enjoyed by the Transferees under this Clause shall terminate upon the application of the Target Company for the Qualified IPO.

(9)                               Drag-along Right

If more than 2/3 directors of the Target Company (which must include the directors designated by Shanghai Qiaoyong) vote for a transaction, by which the Target Company will be sold to any third party in its entirety (whether in the forms of merger, sale of shares or otherwise), and the overall valuation of the Target Company in the transaction exceeds RMB 750 million Yuan, the Parties (including the directors designated by the Parties) shall vote for the transaction and participate in it on the same conditions.

The drag-along right under the Clause shall terminate upon the application of the Target Company for the Qualified IPO.

6.                            RESTRICTIONS ON ACTIONS WITHIN THE TRANSITIONAL PERIOD

6.1                     During the period from the date of signing the Agreement to the Closing Date (the “Transitional Period”), unless otherwise stipulated in the Agreement, the Target Company and ChinaCache HK shall ensure that the business of the Target Company will be operated continuously in all material aspects and there is no material adverse change in its assets or operation.

6.2                     Subject to the aforesaid principles, within the Transitional Period, unless otherwise expressly stipulated in the Agreement or with Shanghai Qiaoyong’s prior written consent, the Target Company and ChinaCache HK undertake to cause the Target Company to abide by and perform the following obligations:

(1)                               Other than the performance in accordance with the Agreement, not alter the registered capital and the equity structure of the Target Company;

(2)                               Carry out its business and operation in the ordinary course of business in the same way as that before the signature of the Agreement;

(3)                               Not conclude and sign any new contract other than in the ordinary course of the Main Business of the Target Company, including any contract with respect to equity investment or disposal of equity investment, acquisition, merger, banking or any other non-recurrent debt, lease, fixed assets acquisition or entrusted operation etc., and not engage in security or financial derivative instrument investment;

(4)                               Maintain in good faith the existing relations with its customers, employees, creditors and other persons having dealings with it;

(5)                               Maintain its assets and debts in the status on the date of signing the Agreement (other than any change due to the normal operation of the Target Company);

(6)                               Except for the loan borrowed by the Target Company from Bank of Jiangsu, not impose any new Encumbrance upon any of its material business or assets, including but not limited to creation of any mortgage, pledge, lien, lending, lease or transfer etc. on the assets and business;

(7)                               Not conclude any new related-party transaction with its Affiliates or its actual controller beyond the scope of the related-party transactions already disclosed in Annex II hereto; not provide any new asset for its Affiliates to occupy or provide any guarantee for its Affiliates; not provide any loan or guarantee for any third party;

(8)                               Ensure that its operation is stable and complies with the Chinese laws and the safety and environment protection standards;

(9)                               Protect and maintain all existing intellectual properties and trade secrets (including the continuation of the intellectual properties under application) or the intellectual properties and trade secrets licensed to it;

(10)                        Adopt the methods applied in the ordinary course in accordance with the past practice; follow the consistency principle of the accounting treatment; not arbitrarily alter or adjust the accounting system or policies; and retain all Financial Statements and records in connection with its business;

(11)                        Maintain the stability of the management team, and the stability of the remunerations of the management team and the overall remuneration policies and levels of the employees of the Target Company;

(12)                        Not conclude and sign any foreign investment agreement; and

(13)                        Not formulate or alter any staff incentive plan.

7.                            POST-CLOSING COVENANTS

7.1                     The Target Company, ChinaCache HK and Tianjin Shuishan hereby undertake to Shanghai Qiaoyong that, after the closing of the transaction under the Agreement, they will abide by the following covenants or ensure that the Target Company will accomplish the following issues:

(1)                               Continuously operate the Main Business of the Target Company in a legitimate manner;

(2)                               Except for the circumstances agreed in Clause 7.1(3), any business newly developed by the Target Company, ChinaCache HK and their Affiliates which is the same as, similar to or competes with the Main Business of the Target Company, shall be operated by the Target Company and/or the Affiliated Companies;

(3)                               The Target Company shall try its best to obtain the qualification for being engaged in IDC business as soon as possible. Before obtaining such qualification, the Company shall seek to cooperate with any third party with IDC qualification (including but not limited to ChinaCache) to do business. The cooperation framework with such third party shall be approved by the directors designated by Shanghai Qiaoyong. The concrete executive agreements under any approved framework will not require any consent from the directors designated by Shanghai Qiaoyong once again;

(4)                               Except for the circumstances agreed in Clause 7.1(3), maintain continuous and legitimate operation of the Target Company and its Affiliated Companies, and maintain independence and completeness of the business, assets, personnel, finance and institutions of the Target Company and its Affiliated Companies;

(5)                               Covenant to provide the Transferees with information and data of the Target Company in accordance with Clause 5.1(5) of the Agreement, and ensure that the Transferees have the right to know the information of the Target Company under the said Clause;

(6)                               The Target Company and its Affiliated Companies comply with the requirements for maintaining normative finance affairs in accordance with  the laws and regulations, including but not limited to recognition of incomes, cost and profit calculations and payment of taxes according to law etc.; there is no material violation of the laws and regulations in respect of financial management;

(7)                               Within the Main Business scope of the Target Company, only the Target Company and its Affiliated Companies are engaged in the capital market operations; and

(8)                               The schemes of capital arrangement between the Affiliates of the Target Company shall be disclosed to Shanghai Qiaoyong faithfully after its formulation and in Three (3) Working Days before its implementation.

7.2                     For the overall benefits of the Target Company as well as for Shanghai Qiaoyong’s benefits, the Target Company, ChinaCache HK and Tianjin Shuishan further covenant to Shanghai Qiaoyong as follows:

(1)                               In order to avoid any competition with the Target Company, unless otherwise agreed by Shanghai Qiaoyong in writing, during the period from the Closing Date until the Qualified IPO of the Target Company, ChinaCache HK, Tianjin Shuishan and their respective Affiliates shall neither for its own benefit nor for the benefits of others, directly or indirectly through its Affiliates or any third party, own, invest in, participate in or operate any business which is the same as, similar to or in direct or indirect competition with the current business of or any business planned to be developed by the Target Company and its Affiliates, nor shall they provide any support, consultancy or service in respect of money, technology, business opportunity, information and experience etc. for any third party being engaged in any business which is the same as, similar to or in competition with the business of the Target Company and its Affiliated Companies, except for any business involving IDC qualification and resources, any circumstance obviously to the benefits of the Company or any business previously disclosed to Shanghai Qiaoyong by ChinaCache HK and Tianjin Shuishan;

(2)                               Prior to the Qualified IPO of the Target Company, Tianjin Shuishan  undertakes that, without Shanghai Qiaoyong’s written consent, Tianjin Shuishan will not transfer all or any part of the shares of the Target Company held by it (such transfers include those agreed upon only in the form of agreement without going through the formalities for change of industrial and commercial registration or the transfer of shares or control in any other form); meanwhile, within the lockup period required by the stock exchange, Tianjin Shuishan covenants not to transfer all or any part of the shares of the Target Company held by it.

(3)                               Except for those already disclosed to Shanghai Qiaoyong on the date of signing the Agreement, without Shanghai Qiaoyong’s written consent, ChinaCache HK and Tianjin Shuishan may not separately establish or in any way (including but not limited to as shareholders, partners, directors, supervisors, managers, employees, agents and advisers etc.) participate in the establishment of any new entity which produces the same kind of products or operates any business which is the same as or similar to the business of the Company; those shareholders of the Target Company also acting as senior management may not hold any concurrent post in any other enterprise, regardless of what kind of business such enterprise is engaged in;

(4)                               The Target Company, ChinaCache HK and Tianjin Shuishan undertake to cause the main management and the key personnel of the Target Company (see the List in Annex IV hereto) to conclude and sign the Agreement on Confidentiality, Non-competition and Ownership of Intellectual Properties (see Annex V hereto) with the Target Company;

(5)                               The Target Company undertakes that, if the main management and key personnel of the Target Company mentioned above violate the Agreement on Confidentiality, Non-competition and Ownership of Intellectual Properties, impairing the interests of the Target Company or the Transferees, the Target Company shall actively claim compensations against such management and key personnel;

(6)                               The Target Company, ChinaCache HK and Tianjin Shuishan promise and guarantee that, any legitimate technology and marketing promotion in connection with the Target Company and its products must be approved and/or authorized by the Target Company;

(7)                               The Parties agree that, during the period when Shanghai Qiaoyong holds the shares of the Target Company, the Target Company will reduce the ratios of unnecessary related-party transactions, and any related-party transaction that is necessary to occur shall be subject to relevant agreements concluded and signed by and between the parties concerned in accordance with the market prices as well as the principles of fairness and equality to set forth the rights and obligations of such parties, and shall go through the internal decision-making procedures in accordance with the articles of association and relevant rules and regulations of the Target Company; during the period when Shanghai Qiaoyong holds the shares of the Company, if ChinaCache HK and Tianjin Shuishan carry out any related-party transaction damaging the interests of the Target Company, ChinaCache HK and Tianjin Shuishan  shall be responsible for compensating the Target Company for the damages caused thereby;

(8)                               ChinaCache HK and Tianjin Shuishan promise not to occupy or use the properties of the Target Company for free;

(9)                               The Target Company will, prudently and in a timely manner, prevent the shareholders, directors, managers and other senior management personnel of the Target Company from carrying out any act of horizontal competition, competition and/or related-party transaction in violation of the Company Law and the articles of association of the Target Company, and timely notify the other Parties of the above situations. With respect to the related-party transactions complying with the articles of association of the Target Company and approved by a resolution of the Target Company’s authority of power, the Target Company shall timely inform the Parties of the pricing and its basis; and voting on related-party transactions shall be implemented in strict accordance with the rules of avoidance for the shareholders and directors having interest therein as stipulated in the Company Law and the articles of association of the Target Company.

7.3                     Promises on Performance and Construction Budget

(1)                               Performance Promise

The Target Company hereby promises to the Transferees that, the following indicators of the Target Company on a consolidated basis for the relevant years audited by the Auditor shall not be lower than the following numbers respectively:

Currency Unit: RMB Thousand Yuan

The Aggregate Number of the Accounting Years 2017, 2018 and 2019
Gross Income	1,585,451
Sales Income from Buildings #3/#5/#6	1,149,833
Business Income	435,618

Note: the accounting year of the Target Company is from January 1st to December 31st. After the date of signing the Agreement, if the Target Company has any income from building sales beyond Buildings #3, #5 and #6, the Parties agree to make adjustment to the performance, the scheme of which shall be determined by the Parties through consultations.

If the actual gross income in aggregate of the aforesaid three accounting years is lower than the promised number (i.e., RMB 1,585,451,000 Yuan) and the shortfall is higher than 5% (including 5%) of the promised number, the pricing of Shanghai Qiaoyong’s investment shall be adjusted in accordance with the following formula:

The Valuation of the Shares of the Target Company after Adjustment = The Valuation of the Shares of the Target Company in the Shares Transfer (i.e., RMB 280 million Yuan) x The Actual Gross Income in Aggregate of the Three Accounting Years x (1+5%) / The Gross Income in Aggregate of the Three Accounting Years Promised by the Target Company

For purposes of any calculation in the aforesaid formula, the Parties confirm that:

a)                 The Target Company shall cause its Auditor to complete the preparation of the annual audit report before April 30th of each year;

b)                 As the Target Company is not holding any broadband business license at present, some of the data center incomes from certain third-party customers are realized through the sales contracts signed in the name of ChinaCache or its Affiliates. The Parties further confirm that, in calculating relevant incomes, the data center incomes of ChinaCache or its Affiliates shall be deemed as part of the incomes of the Target Company and its Affiliated Companies.

The Parties confirm that, the gross income in aggregate of the three accounting years 2017, 2018 and 2019 promised by the Target Company includes the sales income from Buildings #3, #5 and #6, i.e., RMB 1,149,833,000 Yuan. In determination of whether an adjustment to the valuation of the shares is required, any effect that the aggregate income may be decreased as a result of uncertainties in recognition of building sales income due to the accounting standards shall be disregarded.

ChinaCache HK and Tianjin Shuishan promise to measure and calculate the valuation of the shares of the Target Company in accordance with the aforesaid formula within 10 Working Days after the completion of the annual audit report for the year 2019. In case that the valuation of the shares of the Target Company after adjustment is lower than RMB 280 million Yuan, ChinaCache HK and Tianjin Shuishan shall, after the completion of the measurement and calculation but in no event later than July 31st, 2020., transfer the shares of the Target Company equivalent to item (i) less item (ii) below to Shanghai Qiaoyong for nil consideration according to the percentages of the shares of the Target Company held by them at that time: (i) on the basis of the valuation of the shares of the Target Company after adjustment, the percentage of the shares of the Target Company which shall be held by Shanghai Qiaoyong according to Shanghai Qiaoyong Transfer Price to which the shares of the Target Company then actually held by Shanghai Qiaoyong correspond; and (ii) the percentage of the shares of the Target Company then actually held by Shanghai Qiaoyong (the “Shares Adjustment for Performance Promise”). The Shares Adjustment for Performance Promise hereunder shall be implemented by simply adding the percentage of the shares which shall be adjusted to the percentage of the shares of the Target Company held by Shanghai Qiaoyong before such adjustment, and in no event shall the percentage of the shares of the Target Company held by Shanghai Qiaoyong be adjusted downwards.

(2)                               No Overrun on Construction Budget

The Target Company promises that, the final construction cost of the data center of Beijing Shouming Technology Co., Ltd. will not exceed RMB 2.3 billion Yuan. If the final construction cost of the project exceeds RMB 2.3 Billion Yuan as audited by the Auditor, the pricing of Shanghai Qiaoyong’s investment shall be adjusted in accordance with the following formula:

The Valuation of the Shares of the Target Company after Adjustment = The Valuation of the Shares of the Target Company in the Shares Transfer (i.e., RMB 280 million Yuan) x The Construction Budget Promised by the Target Company (i.e., RMB 2.3 Billion Yuan)/The Actual Final Construction Cost

ChinaCache HK and Tianjin Shuishan promise to measure and calculate the valuation of the shares of the Target Company in accordance with the aforesaid formula within 10 Working Days after the completion of the unaudited semi-annual consolidated financial report of the Target Company with the base date of June 30th, 2020. In case that the valuation of the shares of the Target Company after adjustment is lower than RMB 280 million Yuan, ChinaCache HK and Tianjin Shuishan shall, within 30 Working Days after the completion of the measurement and calculation, transfer the shares of the Target Company equivalent to item (i) less item (ii) below to Shanghai Qiaoyong for nil consideration according to the percentages of the shares of the Target Company held by them at that time: (i) on the basis of the valuation of the shares of the Target Company after adjustment, the percentage of the shares of the Target Company which shall be held by Shanghai Qiaoyong according to Shanghai Qiaoyong Transfer Price to which the shares of the Target Company then actually held by Shanghai Qiaoyong corresponds; and (ii) the percentage of the shares of the Target Company then actually held by Shanghai Qiaoyong (the “Shares Adjustment for Construction Budget”). The Shares Adjustment for Construction Budget hereunder shall be implemented by simply adding the percentage of the shares which shall be adjusted to the percentage of the shares of the Target Company held by Shanghai Qiaoyong before such adjustment, and in no event shall the percentage of the shares of the Target Company held by Shanghai Qiaoyong be adjusted downwards.

However, if there is any subsequent adjustment to the planning of the project in favor of the income and/or profit growth of the Target Company, resulting in a change in the budget of an mount higher than RMB 100 million Yuan, the Target Company shall provide explanation by relevant documents. With Shanghai Qiaoyong’s written consent, the Target Company may make reasonable adjustments to the planning and budget.

(3)                               Conditions Precedent to the application of the Shares Adjustment for Performance Promise and the Shares Adjustment for Construction Budget

The Parties confirm that, if due to any reason attributable to Shanghai Qiaoyong, the person designated by WANG Song is unable to continue serving as the chief executive officer of the Target Company or to actually control the day-to-day production and operation management of the Target Company, the Target Company, ChinaCache HK and Tianjin Shuishan shall not be required to perform the performance promise and no overrun promise for construction budget  under this Clause 7.3, nor to pay any compensation in any form to Shanghai Qiaoyong in connection with the performance promise and no overrun promise for construction budget.

8.                            GOVERNANCE STRUCTURE OF THE TARGET COMPANY

8.1                     After completion of the Shares Transfer, the board of directors of the Target Company shall be composed of four (4) directors, with two (2) directors designated by Tianjin Shuishan (one (1) serving as the chairman of the Target Company), one (1) director designated by ChinaCache HK and one (1) director designated by Shanghai Qiaoyong (provided that the percentage of the shares of the Target Company held by Shanghai Qiaoyong shall not be lower than 15%). The board of directors performs the duties stipulated by the law and the articles of association of the Target Company. The directors designated by Shanghai Qiaoyong shall have the right to join the special committees (if any) set up under the board of directors of the Target Company such as the strategy committee, audit committee and compensation incentive committee. Any party may replace the director(s) designated by it before the expiration of the term of office, but shall notify the board of directors and other Parties in writing. If there is any vacancy arising from resignation, removal or death of any director designated by a Party, it shall be filled in by any new director designated by such Party, who shall serve as the director within the remaining term of office of the original director. The other Parties shall cooperate with the formalities for the change of director.

If independent directors are required in accordance with the relevant provisions for the purposes of the Qualified IPO, the size of the board may be adjusted accordingly in accordance with the amendments to the articles of association of the Target Company.

Shanghai Qiaoyong shall be entitled to designate one (1) observer to the board of directors (provided that the percentage of the shares of the Target Company held by Shanghai Qiaoyong shall not be lower than 15%), and the observer shall have the right to attend all meetings of the Target Company as a non-voting delegate. For the avoidance of any doubt, the observer has no voting right in respect of the issues deliberated by the board of directors of the Target Company, and shall assume the same confidentiality obligations as the directors of the Target Company.

8.2                     The chairman of the Board shall serve as the legal representative of the Target Company.

8.3                     The board of directors shall hold a meeting quarterly in accordance with the articles of association of the Target Company.

8.4                     When the board of directors of the Target Company deliberates the following issues, any resolution in respect thereof shall be approved by a majority of the directors or the proxies attending the meeting (which must include the approval of the directors designated by Shanghai Qiaoyong (provided that Shanghai Qiaoyong has actually paid all Shanghai Qiaoyong Transfer Price and all loan principals under the Agreement on the Convertible Loan), Tianjin Shuishan and ChinaCache HK):

(1)                               The Target Company intends to issue any new share at a price lower than the valuation of the Target Company in the Shares Transfer prior to the application for the Qualified IPO or the performance of all repayment obligations by Tianjin Shuishan under the Agreement on the Convertible Loan;

(2)                               Any amendment to the articles of association of the Company, including but not limited to increase or decrease of the registered capital, change of corporate form, merger, division, suspension/termination of operation, dissolution, liquidation, alteration of number of seats of the board, and change of corporate name, etc.;

(3)                               Buy-back of the shares of the Target Company other than under the share option plans;

(4)                               Sale or material sale of the main assets of the Target Company (for the avoidance of any doubt, the main assets herein refer to any land and housing estate not sold before the date hereof, as well as other asset sales exceeding RMB 20 million Yuan in aggregate in each year);

(5)                               Any act to change or alter the rights, priorities or privileges of the Transferees;

(6)                               Any change in the Main Business and the business scope of the Target Company;

(7)                               Before the application of the Target Company for the Qualified IPO, any entry in or amendment to a transaction by and between the Target Company and any of its senior management, directors or Affiliates with value exceeding 5% of the gross income of the Target Company;

(8)                               The Target Company utilizes any asset of the Target Company and its Affiliated Companies to provide mortgage or security in any other form for any third party other than its Affiliates (which shall only be limited to ChinaCache and other companies controlled by it by ownership of shares or by agreement) and the Affiliated Companies, or the Target Company extends any loan to any third party other than its Affiliates (which shall only be limited to ChinaCache and other companies controlled by it by ownership of shares or by agreement) and Affiliated Companies;

(9)                               The Target Company utilizes any asset of the Target Company and its Affiliated Companies with value exceeding 20% of the audited net assets of the Target Company in the preceding year to provide mortgage or security in any other form for its Affiliates (which shall be only limited to ChinaCache and other companies controlled by it by ownership of shares or by agreement) and the Affiliated Companies (and ChinaCache HK shall provide counter guarantee with the shares of the Target Company held by it), or the Target Company extends any loan to its Affiliates (which shall only be limited to ChinaCache and other companies controlled by it by ownership of shares or by agreement) and Affiliated Companies with value exceeding 20% of the audited net assets of the Target Company in the preceding year;

(10)                        Conduct of any foreign investment of the nature of shares or creditor’s rights or transfer of the shares/equities or other interests of other companies and enterprises held by it and the value thereof exceeding 20% of the audited net assets of the Target Company in the preceding year;

(11)                        Any change in the payment of the dividends by the Target Company or its policies in this respect;

(12)                        Formulation of annual business plan, annual financial budget plan and final settlement plan, and any amendment involving an aggregate amount within a single accounting year in excess of RMB 30 million Yuan; the annual budget plan shall include income, cost, employee’s compensation and bonus plan, other expenses and asset acquisition or disposal etc.;

(13)                        Profit distribution scheme and the loss make-up plan;

(14)                        The Parties agree that the Target Company may set up staff stock incentive plans and/or share participation plans not in excess of 10% of the valuation of the Target Company, but the distribution and implementation of relevant plans shall be approved by the directors designated by Shanghai Qiaoyong; and

(15)                        Appointment or replacement of the Auditors of the Target Company and its Affiliated Companies, and change of any material accounting policy.

For the avoidance of any doubt, when voting on the sale (whether through the sale of the building or transfer of the shares of the relevant subsidiaries) of buildings by the Target Company to People.Cn Co., Ltd. and Beijing Shixin Hengtai Investment Co., Ltd., Shanghai Qiaoyong has no veto power with respect to the contents of the main transaction issues agreed upon in the terms of relevant agreements concluded and signed by and between the Target Company and People.Cn Co., Ltd. or Beijing Shixin Hengtai Investment Co., Ltd. before signing the Agreement. However, if there is any change in the main terms of the transaction in comparison with those before the date of signing the Agreement, including but not limited to the transaction amount and the leaseback etc., Shanghai Qiaoyong shall have the veto power in accordance with the Agreement.

Apart from the issues listed above, when the board of directors deliberates on any issue stipulated by the laws and regulations, the Agreement or the articles of association of the Target Company, or any other issue that the board of directors considers should be determined by it, generally speaking a valid resolution may be made only with the consent by a majority of the directors or the proxies attending the meetings of the board; however, if such issue has been approved by half of the directors or the proxies attending the meeting of the board, a valid resolution may be made with the written consent of the chairman of the board.

The veto power enjoyed by Shanghai Qiaoyong and Tianjin Shuishan in accordance with Clause 8.4 shall terminate upon the application of the Target Company for the Qualified IPO.

8.5                     The Parties confirm that, as of the Closing Date, the Ukey to approve any expenditure of the Target Company in excess of RMB 30 million Yuan shall be in joint custody of the chief finance officer of the Target Company and the director designated by Shanghai Qiaoyong. Any expenditure of the Target Company in excess of RMB 30 million Yuan shall be made with the prior consent of the director designated by Shanghai Qiaoyong, which consent shall not be unreasonably withheld (the reasonable cause is that it is suspected that the expenditure is involved in the vicious transfer of the funds of the Target Company by the actual controller). Unless the director designated by Shanghai Qiaoyong withholds its consent on the ground of the reasonable cause, Shanghai Qiaoyong shall ensure that the director designated by it grants such consent within one (1) Working Day after the Target Company makes the decision on the expenditure, and cooperate with the Target Company to use the aforesaid Ukey. As from the date when the percentage of the shares of the Target Company held by Shanghai Qiaoyong is lower than 15% or the date when the loan under the Agreement on the Convertible Loan is repaid in full (whichever is earlier), Shanghai Qiaoyong and the director designated by Shanghai Qiaoyong shall cease to enjoy the right under the Clause.

8.6                     The Target Company shall hold a meeting of the board before going through the formalities for change of the industrial and commercial registration at the competent AIC and filing at the competent MOFCOM with respect to the Shares Transfer, to elect/add new directors in accordance with Clause 8.1. The election/addition of such directors shall, together with other matters Shares Transfer go through the formalities for change of the industrial and commercial registration at the competent AIC and filing at the competent MOFCOM.

8.7                     The Target Company shall engage a competent person to serve as the CFO or the financial controller. Before the formal engagement of the CFO or the financial controller, Shanghai Qiaoyong’s opinion shall be asked for and the Parties shall reach an agreement on the candidate as far as possible. The right enjoyed by Shanghai Qiaoyong in accordance with Clause 8.7 shall terminate when the percentage of the shares of the Target Company held by it decreases to below 20% (including 20%) or when the Target Company applies for the Qualified IPO (whichever is earlier).

9.                            QUALIFIED IPO

9.1                     The Parties agree to try its best to realize the Qualified IPO of the Target Company within forty-eight (48) months after the Closing Date.

9.2                     The Target Company, ChinaCache HK and Tianjin Shuishan agree to gradually perfect the compliance of the Target Company, its Affiliated Companies and other relevant parties in all aspects including historical evolution, tax, labor, assets, related-party transactions and independence etc. in accordance with the listing related requirements of the laws, regulations and normative documents after the completion of the Shares Transfer, so as to ensure that the Target Company will realize the Qualified IPO within forty-eight (48) months after the Closing Date. In principle, all expenses arising from it shall be assumed by the relevant Parties independently. Subject to other provisions of the Agreement, if the aforesaid expenses are incurred due to any issue not disclosed by the Target Company and ChinaCache HK in due diligence investigations conducted by Shanghai Qiaoyong before the Closing Date or any violation of the Agreement, all of such expenses shall be assumed by ChinaCache HK.

9.3                     The Target Company, ChinaCache HK and Tianjin Shuishan hereby confirm that, they fully understand the time and financial cost involved in the Qualified IPO of the Company and agree to actively cooperate with Shanghai Qiaoyong as required to realize such objective.

9.4                     If any clause in the Agreement referring to the priority rights or protective provisions for the Transferees is considered by China Securities Regulatory Commission not to be in conformity with the requirements of the laws, regulations or policies when the Target Company is applying for the Qualified IPO, the Transferees agree to cancel such clause. However, if the Target Company fails to complete the Qualified IPO within 24 months after the aforesaid cancellation, such clause shall resume its validity automatically.

10.                     Breach of Contract and Remedies

10.1              If any Party encounters any of the following circumstances, it shall be deemed to be such Party’s breach of contract:

(1)                               A Party fails to perform its obligations under the Agreement and still fails to take any effective remedy within thirty (30) Days after the other Parties send a written notice to it requiring the performance of such obligations;

(2)                               A Party fails to provide assistance in going through various formalities for change of registration in accordance with the Agreement;

(3)                               Any Representation and Warranty made by a Party to the other Parties in the Agreement or in any document relating to the Agreement, or any relevant document, data or information delivered to the other Parties is proven to be false, inaccurate, misleading or contain material omissions in any material aspect; or

(4)                               Any other circumstance in violation of the provisions in the Agreement.

10.2              If a Party (the Default Party) breaches the Contract, the Observant Parties have the right to take one or more remedies as follows to safeguard their rights:

(1)                               Require specific performance by the Default Party;

(2)                               Suspend the performance of the obligations until elimination of the breach of contract by the Default Party and then resume the performance; the suspension of performing obligations by the Observant Parties under this Clause does not constitute non-performance or delay in performance of obligations by the Observant Parties;

(3)                               Send a written notice in accordance with Clause 13.1 of the Agreement to terminate the Agreement unilaterally, which shall become effective upon the date when the written notice is sent;

(4)                               Require the Default Party to compensate the Observant Parties for the direct economic loss (including the expenses actually incurred for the Shares Transfer) and the expenses arising from any litigation or arbitration filed by the Observant Parties in connection herewith; and

(5)                               Any other remedy stipulated by the laws, regulations or the Agreement.

10.3              Without limiting any other remedy available to the Transferees and subject to Clause 4.1 of the Agreement, if any Warranty or Covenant made by the Target Company and ChinaCache HK in the Agreement is violated or proven to be untrue or misleading, the Target Company and ChinaCache HK shall, in accordance with the respective requirements of the Transferees:

(1)                               take immediate action to cause the Target Company and ChinaCache HK to reach the status and conditions described in the Representations and Warranties; or

(2)                               make compensations to the Transferees for any and all losses and expenses incurred by the Transferees due to the fact that the Target Company and ChinaCache HK violate the Warranties or any of their Warranties is untrue or misleading, as well as any expense incurred during the legal proceedings in which the Transferees claim compensations from the Target Company and ChinaCache HK or in the course of seeking for enforcement of any judgment/award made in the aforesaid legal proceedings.

10.4              If the closing conditions have been fulfilled or waived by Shanghai Qiaoyong, and Shanghai Qiaoyong fails to pay Shanghai Qiaoyong Transfer Price in full amount on the Closing Date, Shanghai Qiaoyong shall pay the liquidated damages to the Transferor at a daily rate of 0.05% of the Shanghai Qiaoyong Transfer Price payable and unpaid charged from the Closing Date to the date when the Shanghai Qiaoyong Transfer Price is paid in full amount (or the date when the Agreement is terminated, whichever is earlier); if the closing conditions have been fulfilled or waived by Shanghai Qiaoyong, and Shanghai Qiaoyong fails to pay Shanghai Qiaoyong Transfer Price in full amount within forty-five (45) Days after the Closing Date, the Shanghai Qiaoyong Transfer Price Fund shall pay the liquidated damages to the Transferor equivalent to 10% of the Shanghai Qiaoyong Transfer Price payable and unpaid; meanwhile, the Transferor, the Target Company and Tianjin Shuishan have the right to terminate the Agreement and reserve the right to require Shanghai Qiaoyong to further assume the corresponding liabilities for breach of contract and to compensate the Transferor, the Target Company and Tianjin Shuishan for any and all losses and relevant reasonable expenses arising therefrom.

10.5              The rights and remedies stipulated in the Agreement are cumulative and will not preclude any other right or remedy stipulated by the law.

10.6              Neither failure to insist on compliance when a Party or anyone on its behalf knows that the Representations and Warranties of the other Parties are not true, accurate or complete through investigations or by any other means nor its waiver of certain Conditions Precedent will result in the forfeiture of Observant Party’s  recovery right against the Default Party. No failure to exercise or delay in exercising any right or remedy under the Agreement by a Party shall constitute a waiver thereof, nor shall the partial exercise of any right or remedy preclude its exercise of any other right or remedy.

10.7              Notwithstanding anything to the contrary elsewhere in the Agreement, none of the Target Company, ChinaCache HK, Tianjin Shuishan and Tianjin Dingsheng shall assume any joint and several guarantee for each other’s liabilities for breach of contract under the Agreement. ChinaCache HK, Tianjin Shuishan and Tianjin Dingsheng shall assume the liabilities in proportion to the percentages of the shares of the Target Company held by them respectively after the completion of the Shares Transfer. The liabilities assumed by ChinaCache, Tianjin Shuishan and Tianjin Dingsheng under the Agreement shall be limited to the fair market value of the shares of the Target Company held by them respectively at that time.

10.8              The validity of Clause 10 shall not be affected by the termination or dissolution of the Agreement.

11.                     Effectiveness, Modifications and Termination

11.1              The Agreement shall become effective upon the date when it is signed by the Parties hereto or their respective authorized representatives and affixed with their respective common seals.

11.2              If any of the following circumstances occurs, the Transferees shall have the right to require unilateral termination of the Agreement, and the Agreement shall be terminated on the date when the Transferee sends the written termination notice to the other Parties:

(1)                             The Transferees discover in the due diligence investigations that any Representation and Warranty made or any relevant document, data or information delivered by the Target Company and ChinaCache HK is false, inaccurate, misleading or contains material omissions in any material aspect, which has a serious impact on the market value of the Target Company, and the Target Company and ChinaCache HK neither make rectifications within thirty (30) days after the Transferees send the written notice, nor make full compensations to the Transferees in accordance with the Agreement;

(2)                             The Target Company and ChinaCache HK violate any covenant made under the Agreement, and neither make rectifications within thirty (30) days after the Transferees send the written notice, nor make full compensations to the Transferees in accordance with the Agreement; and

(3)                             The terms and conditions of the Agreement are required to be changed or any additional obligations are imposed upon the Transferees due to the opinions, registration or approval (if any) with respect to the Shares Transfer by the competent government authority, and the Parties are unable to agree upon the amendments to the Agreement within the reasonable period.

11.3              Unless otherwise stipulated expressly in the Agreement, any amendment to or termination of the Agreement shall not become effective unless and until a written contract to that effect is signed by the Parties.

11.4              Any amendment to or termination of the Agreement shall not affect the rights of the Parties hereto to seek compensation for damages. If a Party hereto suffers any loss due to any amendment to or termination of the Agreement, other than any exemption from liability according to the law, the responsible Party shall assume or compensate for such loss.

12.                     CONFIDENTIALITY

12.1              The terms regarding the Shares Transfer (including the Agreement and other investment documents related to the Agreement) belong to confidential information, and shall not be disclosed to any third party except to the competent MOFCOM, AIC, the intermediary service institutions and the employees of each Party involved in the Shares Transfer under the circumstances stipulated in Clause 12.2 and for the purpose of the Shares Transfer.

12.2              If the Shares Transfer is required to be disclosed in accordance with the mandatory provisions of the laws and regulations, the Disclosing Party shall, at a reasonable time before the disclosure or filing for record, consult with the other Parties on such disclosure or filing for record, restrict such disclosure to the minimum extent of the mandatory requirements by the law, and do everything possible to seek a confidential commitment from any third party requiring such disclosure with respect to the disclosed contents.

12.3              Without prior written consent of the other Parties, no Party may disseminate information on the Shares Transfer on any press conference, in any professional or commercial publication, marketing material or through other public channels.

13.                     NOTICE AND DELIVERY

13.1              In order to be effective, any notice or any other communication between the Parties in connection with the Agreement (hereinafter referred to as the “Notice”) shall be made in writing (including personal delivery, mail and fax) and sent to the notified Party in accordance with the following mailing address, contact number and name of the contact person:

ChinaCache Networks (Hong Kong) Limited

Contact Person: WANG Song

Address: Area A, Building 3, Dentsu Creative Square, No. 7 JiuXianQiao North Road, Chaoyang District, Beijing

Post Code: 100015

Fax: 010-64085888

Tianjin Shuishan Technology Co., Ltd.

Contact Person: WANG Song

Address: Area A, Building 3, Dentsu Creative Square, No.7 JiuXianQiao North Road, Chaoyang District, Beijing

Post Code: 100015

Fax: 010-64085888

Tianjin Dingsheng Zhida Technology Co., Ltd.

Contact Person: WANG Song

Address: Area A, Building 3, Dentsu Creative Square, No.7 JiuXianQiao North Road, Chaoyang District, Beijing

Post Code: 100015

Fax: 010-64085888

Shanghai Qiao Yong Equity Investment Fund Management Co., Ltd.

Contact Person: GUAN Xin

Address: Room 01A, Floor 20, China Central Center 3, No. 79 Jianguo Road, Chaoyang District, Beijing

Post Code: 100022

Tel: 13801379533

ChinaCache Xin Run Technology (Beijing) Co., Ltd.

Contact Person: WANG Song

Address: Area A, Building 3, Dentsu Creative Square, No.7 JiuXianQiao North Road, Chaoyang District, Beijing

Post Code: 100015

Fax: 010-64085888

13.2              A notice under Clause 13.1 shall be deemed served:

(1)                               at the time when the notified Party signs to confirm the receipt of the Notice if sent by personal delivery; no service shall be deemed effective if the notified Party fails to sign to confirm the receipt of a Notice;

(2)                               forty-eight (48) hours after the Notice is posted (which shall be extended accordingly in case of statutory holidays), if sent via mail (which shall be sent by registered express or express mail service);

(3)                               at the time when it is sent and the acknowledgement of transmission is received, if sent by fax, , or  if sent on a statutory holiday, within the first Working Day after the end of such statutory holiday.

If any Party changes its mailing address or contact number mentioned above, it shall notify the other Parties within seven (7) days after such changes. Otherwise, any Notice sent by the other Parties to the original address or number shall be deemed as effective notice.

14.                     GOVERNING LAW AND DISPUTE SETTLEMENT

14.1              The execution, validity, interpretation, performance and disputes of the Agreement shall be governed by the Chinese law.

14.2              Any dispute arising from or in connection with the Agreement shall be settled by the Parties through friendly consultations. In case that no settlement can be reached, such dispute shall be submitted to China International Economic and Trade Arbitration Commission (CIETAC) for arbitration in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The seat of arbitration is Beijing. The arbitral award is final and binding upon the Parties.

14.3              For the purposes of the aforesaid arbitration or any other legal proceedings in connection with the Agreement, the Parties irrevocably appoint the addresses in Clause 13.1 (or any other address notified by a Party afterwards) as the addresses of services in such arbitration or other legal proceedings.

14.4              The disputes in the Clause refer to any and all disputes that the Parties hereto have with respect to the  validity, interpretation, performance, liabilities for breach of contract, as well as the amendment to,  dissolution and termination of the Agreement.

14.5              If after the signing of the Agreement, China promulgates any new laws and regulations, or amends or abolishes any existing laws and regulations, or formulates different interpretations or implementation measures, resulting in any material adverse effect on any rights, interests and economic benefits of a Party under the Agreement, the Parties shall consult with each other immediately and try their best to make all kinds of necessary adjustments, including but not limited to negotiations upon and amendments to the Agreement, for the purposes of maintaining the rights and interests and economic benefits enjoyed by all Parties before the promulgation, amendment or abolishment of such laws and regulations or before the formulation of such different interpretations and implementation measures, or rendering the relative rights and interests and economic benefits of the Parties not less than those enjoyed by them under the Agreement before the promulgation, amendment or abolishment of such laws and regulations or before the formulation of such different interpretations and implementation measures. If such adjustments cannot be implemented, the Party whose interests encounter material adverse effect or who suffers relatively adverse effect under the Agreement may terminate the Agreement by giving a thirty (30)-day prior written notice to the other Parties.

15.                     SUPPLEMENTARY PROVISIONS

15.1              Headings

The headings in the Agreement are inserted for convenience of reference only, and the specific contents of the Agreement shall be interpreted by its provisions without reference to such headings.

15.2              Waiver

No failure to exercise, partial exercise or delay in exercising any right under the Agreement by any Party shall be deemed as a waiver of such right or any other right under the Agreement. No waiver of any breach or any failure of any Party to assert any of its rights hereunder shall be interpreted as a waiver of any subsequent breach or a subsequent waiver of the same right.

15.3              Invalidity

If any one or more provisions of the Agreement or any other document in connection herewith shall be held to be invalid, illegal or unenforceable, (1) the validity, legality and enforceability of all other provisions shall not be affected in any manner and those provisions shall nevertheless remain in full force and effect; and (2) the Parties hereto shall immediately replace such invalid, illegal or unenforceable provisions with valid, legal and enforceable ones which may embody the original intent of the Parties to the greatest extent possible.

15.4              Further Assurance

Any Party shall, at the request of the other Parties, take all possible measures and execute all necessary documents to ensure the smooth implementation of the Agreement and to ensure that the other Parties may fully enjoy the rights, powers and remedies stipulated in the Agreement.

15.5              Assignment

Before the Closing Date, Shanghai Qiaoyong has the right to assign all of its rights and obligations under the Agreement to a fund managed by it, provided that the partners of such fund do not include, either directly or indirectly, any third party in competition with the Target Company and such fund accepts all terms and conditions of the Agreement. Tianjin Shuishan and/or Tianjin Dingsheng have the right to assign their rights and obligations under the Agreement to their wholly-owned subsidiaries respectively. If Shanghai Qiaoyong assigns all of its rights and obligations under the Agreement to the fund managed by it, or if Tianjin Shuishan and/or Tianjin Dingsheng assign all of their respective rights and obligations under the Agreement to their respective wholly-owned subsidiaries, the Parties shall meanwhile amend all other transaction documents relating to the Agreement (including but not limited to the annexes to the Agreement as well as the joint venture contract and the articles of association of the Target Company) to reflect the aforesaid assignments.

15.6              Entire Agreement

The Agreement and its annexes constitute the entire agreement among the Transferees, the Target Company and ChinaCache HK with respect to the Shares Transfer. If there is any discrepancy or conflict between (i) any provision of the Agreement and its annexes and (ii) any correspondence, statement, undertaking, minutes of meeting, memorandum, contract, agreement or any other document with respect to the subject matter of the Agreement between all or some of the Parties before signing the Agreement (excluding the Agreement on Termination of the Original Transaction Documents with respect to Xin Run jointly concluded and signed by and among the Parties, ZhongTouBao (Beijing) Investment Funds Co., Ltd. and Consolidated Capital Holdings Ltd., other than the contents in connection with Clause 4.1 of the Agreement), the provision of the Agreement and its annexes shall prevail.

15.7              Force Majeure

If the Agreement cannot be performed or timely performed due to any unforeseeable, unavoidable and insurmountable objective condition (the “Force Majeure Event”), the Party encountering the Force Majeure Event shall immediately notify the other Parties by express mail or fax, and within Fifteen (15) days after the occurrence of such event, provide the information on the Force Majeure Event and effective documents evidencing that the Agreement cannot be performed in whole or in part or it is required to delay in performing the Agreement. According to the extent of the impact on the Agreement by the Force Majeure Event, the Parties shall consult with each other to determine whether to terminate the Agreement, or to partially exempt liabilities for performing the Agreement, or to delay in performing the Agreement.

15.8              Expenses

The Parties agree that, if Shanghai Qiaoyong has already paid Shanghai Qiaoyong Transfer Price, the relevant intermediary institution fees incurred by Shanghai Qiaoyong for the Shares Transfer (including but not limited to the attorney fees) shall be borne by the Target Company, but within the limit of RMB 300 thousand Yuan.

15.9              Miscellaneous

(1)                               The Agreement and the annexes attached hereto constitute an integral part hereof with the same legal effect.

(2)                               With respect to any matter not covered by the Agreement, the Parties may further consult with each other and sign written supplementary agreements.

(The remainder of this page is intentionally left blank)

IN WITNESS WHEREOF, the Parties hereto have caused the Agreement to be duly executed by their respective authorized representatives as of the date first above written.

ChinaCache Networks (Hong Kong) Limited

(Stamp)

By:	/s/ Song Wang
Legal Representative or Authorized Representative

Shanghai Qiao Yong Equity Investment Fund Management Co., Ltd.

(Stamp)

By:	/s/ Xin Guan
Legal Representative or Authorized Representative

Tianjin Shuishan Technology Co., Ltd.

(Stamp)

By:	/s/ Song Wang
Legal Representative or Authorized Representative

Tianjin Dingsheng Zhida Technology Co., Ltd.

(Stamp)

By:	/s/ Chunzhe Wang
Legal Representative or Authorized Representative

ChinaCache Xin Run Technology (Beijing) Co., Ltd.

(Stamp)

By:	/s/ Song Wang
Legal Representative or Authorized Representative

(Signature Page of the Shares Transfer Agreement with respect to ChinaCacheXin Run Technology (Beijing) Co., Ltd.)

Schedule 1: Basic Information about Target Company and its Affiliated Companies as at the Execution Date of this Agreement

Name of Target Company	ChinaCache Xin Run Technology (Beijing) Co., Ltd.
Registered Address	Building 1 and Building 2, No. 1 Zhu Yuan 4th Street, Shunyi District, Beijing (Floor 3, Building 1, Beijing Tianzhu Free Trade Zone)
Business Term	Until July 17, 2041
Registered Capital	USD 20,202,000
Legal Representative	WANG Song
Form of Organization	Limited Liability Company (Sino-Foreign Joint Venture)
Scope of Business

Development and manufacture of computer software; provision of communications technology services, Internet application technology services, e-commerce platform construction and technical services; network systems integration; provision of technical services, technical consulting, technical training and technology transfer relating to self-produced products; sale of self-produced products; business management and consulting services (excluding intermediary services); leasing of computers and communication equipment; wholesale of computer software and hardware, peripheral equipment, mechanical and electrical equipment and devices; import and export of goods and technologies, and acting as an agent for import and export services. (None of the foregoing involves commodities subject to the administration of state-run trade. If it involves commodities subject to quota control or licensing administrative, it shall apply for the required quota or license as per applicable national regulations.) (For items to be duly approved by law, operating activities shall be conducted based on the approval issued by competent authority.)

Name of Subsidiary	Beijing Shouming Technology Co., Ltd. (Wholly-Owned Subsidiary of the Target Company)
Registered Address	Room 001, 1/F, Building 2, No. 8 Zhu Yuan 3rd Street, Shunyi District, Beijing (Beijing Tianzhu Free Trade Zone)
Business Term	Until August 14, 2064
Registered Capital	RMB 3,000,000
Legal Representative	YING Huiling
Form of Organization	Limited Liability Company (solely funded by a body corporate)
Scope of Business

Assembling of computer hardware; computer systems integration; technical development, transfer, consulting and services; information consulting (excluding intermediary services); acting as an agent for import and export services, import and export of goods and technologies (The above two items exclude those to be approved as required by applicable laws and regulations). (For items to be duly approved as required by law, operating activities shall be conducted based on the approval issued by competent authority.)

Name of Subsidiary	Beijing Shuoge Technology Co., Ltd. (Wholly-Owned Subsidiary of the Target Company)
Registered Address	No. 8 Zhu Yuan 3rd Street, Shunyi District, Beijing (Room 0021, 4/F, No. 4 Standard Plant, Beijing Tianzhu Free Trade Zone)
Business Term	Until August 14, 2064
Registered Capital	RMB 79,000,000

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Legal Representative	YING Huiling
Form of Organization	Limited Liability Company (solely funded by a body corporate)
Scope of Business

Technical development, transfer, consulting, services and promotion; sale of computer software and hardware as well as auxiliary equipment (excluding dedicated products relating to computer information system security), and mechanical equipment; leasing and reparation of mechanical equipment (excluding specialty equipment); acting as an agent for import and export services, import and export of goods and technologies (The above two items exclude those to be approved as required by applicable laws and regulations). (This business license, after obtained, shall be filed with competent district and county-level MOFCOM for record. For items to be duly approved as required by law, operating activities shall be conducted based on the approval issued by competent authority.)

Name of Subsidiary	Beijing Zhao Du Technology Co., Ltd. (Wholly-Owned Subsidiary of the Target Company)
Registered Address	No. 8 Zhu Yuan 3rd Street, Shunyi District, Beijing (Room 0022, 4/F, No. 4 Standard Plant, Beijing Tianzhu Free Trade Zone)
Business Term	Until August 14, 2064
Registered Capital	RMB 384,526,343
Legal Representative	YING Huiling
Form of Organization	Limited Liability Company (solely funded by a body corporate)
Scope of Business

Technical consulting and services; sale of computer software and hardware as well as auxiliary equipment (excluding dedicated products relating to computer information system security), mechanical equipment, electrical equipment, metals and communications equipment; computer system design and integration; acting as an agent for import and export services, import and export of goods and technologies (The above two items exclude those to be approved as required by applicable laws and regulations). (For items to be duly approved as required by law, operating activities shall be conducted based on the approval issued by competent authority.)

Name of Branch Company	ChinaCache Xin Run Technology (Beijing) Co., Ltd. (Branch of the Target Company)
Registered Address	Room 221-4, No. 8 Xingfu Avenue, Dajianchang Town, Wuqing District, Tianjin (Concentrated Office Area)
Business Term	Until August 7, 2034
Person in Charge	YING Huiling
Form of Organization	Branch of Foreign-Invested Enterprise
Scope of Business

Development and manufacture of computer software; provision of communications technology services, Internet application technology services, e-commerce platform construction and technical services; network systems integration; provision of technical transfer and services with respect to self-produced products; provision of computer technology trainings as entrusted by clients; sale of self-produced products. (For items to be duly approved as required by law, operating activities shall be conducted based on the approval issued by competent authority.)

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Schedule 2: Representations and Warranties

The Representations and Warranties contained in this Schedule 2 are made by the Target Company and ChinaCache HK and are true, accurate and complete:

1.              Due Incorporation and Valid Existence

The Target Company is duly incorporated and has no other affiliated company within the territory of China, except otherwise explicitly disclosed in this Agreement.

The Target Company and its Affiliated Companies have passed all previous annual AIC inspections and maintain their legal and valid existence to now, and have never been involved in any circumstance or legal proceeding that may result in their termination, winding up, dissolution, liquidation, consolidation, division or deprivation of qualification of its legal body (if applicable). Until now, the Target Company and its Affiliated Companies have never violated the provisions of applicable laws and regulations, their articles of association or business licenses.

2.              Operating Qualification

The Target Company and its Affiliated Companies currently own all such qualifications and credentials as necessary to engage in the Main Business, and all of the business operation certificates now in their possession are legally obtained and owned by the Target Company and its Affiliated Companies, currently remain in force and effect, and there are no circumstances that affect the validity of the such certificates. And, there is no event that will cause the regulatory authority or government authority issuing the above qualification certificates to rescind, revoke or recover such certificates or declare the same to be void.

3.              Registered Capital and Shares

The registered capital of each of the Target company and its Affiliated Companies has been paid up at the time of its incorporation, free of falsified or uncompleted contribution. The capital contributions made in cash have been fully paid; the capital contributions made in kind have been appraised, to which the title has been transferred to the Target Company; the capital contributions made in the form of intangible assets have been appraised, to which the title has been transferred to the Target Company, and there is no illegal withdrawal of the registered capital.

Except those necessary for the performance of this Agreement, no pledge or other security interest or Encumbrance has been created for any person’s benefit over the shares held by ChinaCache HK and Tianjin Shuishan in the Target Company; the execution and performance by the Target Company and ChinaCache HK of this Agreement do not violate, conflict with or contradict laws and regulations, or articles of associations of the Target company, or contracts, agreements or undertakings to which the Target Company and ChinaCache HK shall be subject.

4.              Stock Option

As of the execution date of this Agreement, none of the Target company and its Affiliated Companies has granted to any individual or any other entity the right or option to subscribe for their respective shares.

5.              Business Scope

Each of the Target Company and its Affiliated Companies has been conducting its operating activities within the ratified scope of business, and none of them has ever engaged in any operating activity beyond such scope.

6.              Compliance with Law

The Target Company and its Affiliated Companies carry out their business and management in all material respects in compliance with all applicable laws, government approvals and business licenses, and none of them has violated any laws and applicable regulatory provisions.

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7.              Financial Statements

The Financial Statements are prepared in accordance with the then-current accounting standards for business enterprises that are consistently applied throughout the reporting period and in compliance with the laws and regulations of the PRC, truly, accurately and completely reflect in all material respects the financial position, business performance and cash flows of the Target Company and its Affiliated Companies, and reflect adequate provisions for bad and doubtful accounts and taxes payable on profits (whether operating profits or capital profits) during the accounting period.

All accounts, books, general ledger and financial records of the Target Company and its Affiliated Companies are prepared and kept in all material respects in accordance with the accounting policies and standards provided by the laws and regulations of the PRC.

8.              Assets

The assets of the Target Company and its Affiliated Companies reflected in the Financial Statements are legally owned, and may be sold or otherwise disposed of by them in accordance with applicable laws; the Target Company and its Affiliated Companies have full and adequate title to such assets, which are free of any title, co-ownership, possession right, mortgage, pledge, lien or any other security interest of any third person, and not subject to sequestration, freezing, detainment or any other compulsory measure imposed by the court, arbitration institution or any other competent authority, and are not involved in any leasing, ownership retention or any other arrangement or Encumbrance that may affect the full ownership by the Target Company and its Affiliated Companies. The Target Company has gone through all necessary procedures with respect to A-05-1 parcel of land in No. 3 Area of Tianzhu Free Trade Zone based on listing documents (J.T.Z.C.G. (S.) G.Y. [2012] No. 013), and the transfer procedures for the parcel conform to applicable laws and regulations.

Each of the Target Company and its Affiliated Companies has entered into legal and valid lease contracts with respect to the properties leased by it. There is no major dispute arising under such lease contracts, and the use of the leased properties by the Target Company and its Affiliated Companies will not be affected by the transfer, mortgage or auction of such leased properties.

No government authority has made, and to the knowledge of the Target Company and its Affiliated Companies, will make in a reasonable period of time, any decision to demolish, relocate, freeze or dismantle the properties leased by the Target Company and its Affiliated Companies.

9.              Intellectual Property

The intellectual properties of the Target Company and its Affiliated Companies (such as brands, trademarks, patents, trade name and brands, website names, domain names and know-how, details of which are seen in Schedule 6 hereto) are acquired by the Target Company or its Affiliated Companies by application for registration or via transfer. The rights in and to such intellectual property owned by the Target Company and its Affiliated Companies are legal and valid, and are maintained by taking such measures as required by laws or otherwise appropriate (such as filings for record, registrations, and renewed payment of annual fees).

ChinaCache HK warrants that it does not own the intellectual property relating to the businesses of the Target Company and its Affiliated Companies, and undertakes to transfer for free to the Target Company and its Affiliated Companies any intellectual property it acquires relating to the business of the Target Company and its Affiliated Companies.

None of the intellectual properties of the Target Company and its Affiliated Companies infringes or will infringe the intellectual property right of any other person, and no other person infringes the intellectual property right of the Target Company and its Affiliated Companies.

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10.       Material Contracts

The Target Company and its Affiliated Companies perform the material contracts in accordance with customary business practices and pursuant to the provisions thereof, and have never committed any default or been involved in any circumstance as a result of which the Target Company and its Affiliated Companies shall bear default and/or indemnification liabilities, except for those breach or performance risks already disclosed.

None of the Target Company and its Affiliated Companies has entered into any external security document, or has any other undisclosed debts. None of the Target Company and its Affiliated Companies has entered into any contract or arrangement that is beyond their respective business scope, or that assumes overdue obligations or is of extraordinary nature.

11.       Connected-Party Transactions

Except for those already disclosed, none of the Target Company and its Affiliated Companies has other connected-party transactions with their Affiliates that remain outstanding.

As of the execution date of this Agreement, the commercial terms of the connected-party transactions that have already been entered into but not yet completed by the Target Company and its Affiliated Companies are fair and just, and there exists no circumstances that may damage the interests of the Company or unreasonably aggravate the burden on the Target Company.

12.       Liabilities

Except for the disclosed contingent liabilities of the Target Company, the liabilities reflected in the unaudited balance sheet of the Target Company and its Affiliated Companies as of September 30, 2016 and the liabilities incurred in the ordinary course of business of the Target Company and its Affiliated Companies between September 30, 2016 and the Closing Date, the Target Company and its Affiliated Companies has no other liabilities (including existing liabilities and contingent liabilities incurred by a guarantee, mortgage, pledge or any other form of security as provided by the Target Company or its Affiliated Companies).

13.       Taxes

The Target Company and its Affiliated Companies have gone through tax registration procedures in accordance with the requirements of applicable laws and tax authority, promptly completed tax declaration procedures as required by applicable regulations, and have timely and fully paid relevant taxes; there exist no tax arrears, tax fraud or tax evasion, or major tax-related disputes, or any other circumstances that may result in major tax penalties or may require tax make-up.

The preferential tax policies applicable to the Target Company and its Affiliated Companies are legal and valid to the extent of authority granted by the issuing agency. The execution and performance of this Agreement will not cause such preferential tax policies to be void or lost.

None of the Target Company and its Affiliated Companies is currently subject to investigations conducted by competent tax authority, and there occurs no circumstance that may result in such investigations.

14.       Employees

The Target Company and its Affiliated Companies have entered into labor contracts with their respective employees.

The Target Company and its Affiliated Companies have timely and fully paid salaries and remuneration to their employees, and have fully withheld or paid the social insurance premiums and other benefits provided by the law.

There is no pending labor dispute between the Target Company and its Affiliated Companies, and any of their employees.

15.       Litigation and Arbitration

None of the Target Company and its Affiliated Companies is involved in any pending or foreseeable litigation, arbitration or administrative penalty case, or any such dispute or illegal conduct as may cause litigation, arbitration or administrative penalty proceedings. In addition, none of the Target Company and its Affiliated Companies has been subject to any judicial preservation measures or enforcement.

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